Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2024
May 1, 2024

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s first quarter 2024 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the First Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on May 8, 2024. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
We started 2024 off strong, and I am pleased with Trinity’s progress. Our first quarter revenue was up 26% year over year, and we carried more of that revenue to the bottom line. We continued to re-price more of our fleet upward and had a first quarter Future Lease Rate Differential, or FLRD, of 34.7%, the second-highest mark for the FLRD since Trinity began reporting this metric four years ago. Furthermore, we achieved significant margin improvement in our Rail Products business. In summary, our first quarter GAAP EPS of $0.33 represents momentum starting to flow through our business and demonstrates the strength of our platform. This start to the year gives us confidence to raise our full-

year EPS guidance to a range of $1.35 to $1.55, reflecting higher revenue, margin improvement, and consistent performance.
Market Update
Before we talk about our segments and financial results, I’d like to briefly update on what we are seeing in the market. Service levels continue to improve in the industry, allowing shippers to be more efficient in their supply chains. Dwell times are also improving and well below historical averages, allowing quicker turnarounds. We are optimistic that these service metrics will continue in the near term, making rail a more competitive mode of transport. Overall fleet storage rates also remain low.
In terms of end markets, since last quarter, we have seen significant improvement in chemicals. Additionally, despite high levels of inflation and high borrowing costs, automotive demand has remained strong, driven by continued demand for SUVs and the recovery in auto parts supply chain following the supply chain challenges of the past few years.
We continue to view this cycle differently with a more diversified railcar demand. This is encouraging to Trinity as a lessor as stabilized production levels support a balanced lease fleet, allowing for high utilization and competitive lease rates.
Segment Performance
And now let’s talk about our performance at the segment level. As mentioned on our year-end call, effective January 1st, we modified our organizational structure to better leverage our maintenance services capabilities to support lease fleet optimization and to grow our services and parts businesses. Today’s results are presented in this new format. As part of this modification, we aligned our maintenance services business, which was previously part of our Rail Products segment, to now be presented within our Leasing and Services segment.
Leasing and Services
The Leasing and Services segment, which includes Leasing and Management, Maintenance Services, and Digital and Logistics Services, had a strong quarter with fleet utilization of 97.5%, renewal rates up 30% over expiring rates, and, as I said at the top of the call, an FLRD of a positive 34.7%. Lease rates are substantially higher across nearly all railcar types. Our revenue and margin, excluding lease portfolio sales, are up year over year in this segment, driven by higher external maintenance work, improved lease rates, and net additions to the lease fleet. Revenue from maintenance services is up 122% year over year. Digital and logistics services revenue is up 25%

year over year, benefited by the acquisition of RSI and continued growth in these businesses in support of our lease fleet.
Giving you a few more details about this business, our average lease rates are up $49 compared to a year ago, and we have now re-priced about 41% of our fleet in the last two years, representing when the FLRD turned double digit positive. While our renewal success rate of 65% was lower than usual in the quarter, this was specific to certain end markets and, in some cases, a strategic decision. Put another way, the current supply-driven strength enables us as a lessor to make the optimal lease decision for long-term returns on the asset. We expect our utilization to remain consistent as we continue to renew railcars and assign non-renewing railcars into other services, often at better returns.
Our first quarter net investment in our lease fleet was $123 million, which includes new railcar additions, betterments, and secondary market purchases of $148 million and $24 million in proceeds from lease portfolio sales.
Rail Products
Moving to our Rail Products segment, which includes our manufacturing business and parts and components businesses, we continue to see significant improvement in the operating margin. Higher revenue in the quarter reflects higher deliveries, and our operating margin of 6.6% highlights the improvements we have made in our operational and labor efficiencies. We are seeing improvement in rail service and supply chain, and our team is doing a great job mitigating issues. Our first quarter performance reflects that dedication.
Trinity’s first quarter order volume of 1,880 railcars continues to support our views on replacement-driven demand, and we still expect the industry to deliver about 40,000 railcars in 2024. We have seen an encouraging uptick in order inquiries to further support our view of replacement-level demand. Our railcar deliveries were 4,695 and included virtually all of the railcars that were impacted by the border closure at the end of last year. We also completed 675 railcar conversions in the quarter.
Our new railcar backlog remains healthy at $2.9 billion.
Conclusion
Before I turn the call to Eric, I want to remind you of two important dates. First, our annual shareholder meeting will take place Monday, May 20th at 8:30 am Central time. Second, make sure your calendars are marked for June 25th. We look forward to hosting you in Texas at our 2024 Investor Day and providing a longer-term view of our business. Reach out to Leigh Anne if you have any questions about the event.
I’ll now turn to Eric to discuss the financial statements and update our views on the rest of the year.

Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone.
Income Statement
I’ll start my comments on the income statement. Total revenues of $810 million, up 26% as compared to a year ago, reflect higher external railcar deliveries, improved lease rates, and a higher volume of external repairs. Lease portfolio sales were modest in the quarter, and we recorded a gain of $2.1 million.
Both quarterly GAAP and adjusted EPS were $0.33 in the quarter, with adjusted EPS reflecting a $0.26 improvement from a year ago. First quarter favorable segment margin performance was driven by strong lease rates with higher external deliveries and improved efficiency in rail manufacturing. We are seeing the benefits of our platform and are excited by the progress.
Cash Flow Statement
Moving to the cash flow statement, our cash flow from continuing operations was $57 million, and our adjusted free cash flow after investments and dividends was $12 million. Cash from operations was impacted by higher receivables balances, partially offset by lower inventory balances as we delivered railcars that were placed in storage in the fourth quarter. We returned $23 million to our shareholders in the quarter through our quarterly dividend payment.
Net fleet investment in the quarter was $123 million.
Our last twelve months Pre-Tax ROE was 16.2%, representing the mid-teen goal we set at our 2020 Investor Day.
In March, we entered into a new warehouse loan facility with a total commitment amount of $800 million. This replaces the prior $1.0 billion warehouse loan facility. We right-sized the warehouse facility given our fleet investment expectations. There is more information on our new warehouse in the 10-Q, which we expect to file later today.
Guidance
As we look forward in 2024, we are confident we will deliver strong results. Given a great start to the year and our confidence in the durability of these improved margins, we are raising our full year EPS guidance by five cents to a range of $1.35 to $1.55. We believe this target is attainable and see a lot of momentum in our business to support our elevated guidance.
We expect a full year Rail Products Group operating margin of 6-8%. We were pleased to start the year in this range and expect to continue to improve as the year progresses.
We anticipate a full year net investment in our lease fleet of between $300 and $400 million and expect secondary market railcar activity in the second quarter.
As Jean said, we like the progress we are making as a company and the fundamentals of the operating environment. We continue to believe our leasing business will benefit from the products and services supporting it.
We look forward to discussing our long-term views with you at our Investor Day here in Dallas on June 25th.
Operator, we are now ready to take our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you for joining us today. As you hopefully heard in our voices today, we are excited about 2024 and believe Trinity is off to a great start to reach our targets and to continue to improve. We look forward to sharing our progress with you and hope to see a lot of you on June 25th.